Exhibit “3(i)” (Articles of Organization of the Company)

ARTICLES OF ORGANIZATION
OF
BIGELOW INCOME PROPERTIES, LLC

The undersigned, on behalf of the members of the limited liability company, hereby forms and establishes a limited liability company under the laws of the State of Missouri.

ARTICLE I

The name of the limited liability company is Bigelow Income Properties, LLC (the “Company”).

ARTICLE II

The duration of the Company is perpetual.

ARTICLE III

The Company is organized for profit and the nature of its business and purposes to be conducted or promoted is to engage in any lawful business for which limited liability companies may be organized under the Missouri Limited Liability Company Act (the “Act”).

ARTICLE IV

The registered agent of the Company in the State of Missouri is CT Corporation System, 120 South Central Avenue, Suite 400, Clayton, Missouri  63105.

ARTICLE V

The management of the Company is reserved to the Managers.

ARTICLE VI

The name and street address of the organizer is as follows: C. Christian Kirley, 4801 Main Street, Suite 1000, Kansas City, Missouri 64112.

IN AFFIRMATION THEREOF, the facts stated above are true.  These Articles of Organization are hereby executed as of December 1, 2009.

/s/ Charles Christian Kirley
Charles Christian Kirley, Organizer

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